CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The RBB Fund, Inc. and to the use of our report dated October 28, 2021 on the financial statements and financial highlights of Orinda Income Opportunities Fund, Motley Fool 100 Index ETF, and Motley Fool Small-Cap Growth ETF (formerly known as MFAM Small-Cap Growth ETF), each a series of The RBB Fund, Inc. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 20, 2021